Exhibit 99.1
For Immediate Release

November 23, 2021

Statement by Walmart Inc. with respect to the Jury Verdict in the Liability phase of a Single, Two County Trial in the Multidistrict Litigation in the U.S. District Court for the Northern District of Ohio involving Opioids

We will appeal this flawed verdict, which is a reflection of a trial that was engineered to favor the plaintiffs’ attorneys and was riddled with remarkable legal and factual mistakes.

Among the many problems during this trial, the judge allowed it to continue after a juror violated court rules by conducting her own research and sharing it with other jurors. The judge even said that in his 22 years on the bench he had never seen a juror do “anything like” this, and we agree with the plaintiffs’ own lawyer, when he said it was his “ethical obligation” to call for a mistrial because of this juror misconduct. Additionally, this verdict is out of step with courts around the country that have rejected plaintiffs’ novel “public nuisance” liability theories in opioid lawsuits in Connecticut, Delaware, Illinois, California, Oklahoma, North Dakota, and South Dakota, to name a few.

Plaintiffs’ attorneys sued Walmart in search of deep pockets while ignoring the real causes of the opioid crisis—such as pill mill doctors, illegal drugs, and regulators asleep at the switch—and they wrongly claimed pharmacists must second-guess doctors in a way the law never intended and many federal and state health regulators say interferes with the doctor-patient relationship. As a pharmacy industry leader in the fight against the opioid crisis, Walmart is proud of our pharmacists, who are dedicated to helping patients in the face of a tangled web of conflicting federal and state opioid guidelines.

About Walmart Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, approximately 220 million customers and members visit approximately 10,500 stores and clubs under 48 banners in 24 countries and eCommerce websites. With fiscal year 2021 revenue of $559 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://facebook.com/walmart and on Twitter at https://twitter.com/walmart.

Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Kary Brunner 479-381-9268